Exhibit 8.2

[FORM OF OPINION OF BARACK FERRAZZANO KIRSCHBAUM & NAGELBERG LLP]

                    , 2007

Board of Directors

ISB Financial Corp.

102 South Clinton St.

Iowa City, Iowa 52240

Re:	Opinion Regarding Material Federal Income Tax Consequences of Merger

Ladies and Gentlemen:

We have acted as special tax counsel to ISB Financial Corp., an Iowa corporation (“ISBF”), in connection with the negotiation and execution of an Agreement and Plan of Merger, dated as of September 11, 2007 (the “Agreement”), between ISBF and MidWestOne Financial Group, Inc., an Iowa corporation (“MidWestOne”), pursuant to which MidWestOne will merge with and into ISBF with ISBF surviving (the “Merger”), as more fully described in the Registration Statement on Form S-4 (the “Registration Statement”) filed by ISBF with the Securities and Exchange Commission on November 26, 2007. This opinion is being delivered to you pursuant to Section 9.11 of the Agreement.

In connection with this opinion, we have reviewed the Agreement, including all exhibits thereto, and such other documents and records as we deemed necessary or appropriate (collectively, the “Documents”). In our examination of the Documents, we have assumed their completeness and authenticity, and we have further assumed that each of the Documents has been or will be duly authorized and executed in the form as examined by us and will be binding upon all parties thereto. We are expressly relying for purposes of this opinion on the facts, information, representations, warranties and covenants contained in the Documents. In addition, we are expressly relying upon additional representations of fact made by ISBF in a letter dated of even date hereof and by MidWestOne in a letter dated of even date hereof, delivered to us in connection with this opinion. We are relying upon the accuracy of any representations or statements made that are qualified by the maker’s knowledge or belief as if such representations or statements were made without such qualification. We have also assumed that as to all matters for which a person or entity has represented that such person or entity is not a party to, does not have, or is not aware of, any plan, intention, understanding, or agreement, there is no such plan, intention, understanding, or agreement. We have not been asked to and have not attempted to verify any facts, information, warranties or representations (collectively “statements”) through independent investigation and are assuming that each is true, correct and complete as of the date hereof and that no actions inconsistent with such statements have occurred or will occur.

BARACK FERRAZZANO KIRSCHBAUM & NAGELBERG LLP

ISB Financial Corp.

                    , 2007

In connection with this opinion, we have assumed that the Merger will qualify as a merger under all applicable state business corporation statutes, and that the Merger will be effected and consummated in accordance with the terms and conditions of the Agreement, including satisfaction of all material covenants and conditions to the obligations of the parties without amendment or waiver thereof. We have also assumed that none of the parties will take any action after the Merger that would cause the Merger not to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

Based on and subject to the foregoing, including, without limitation, the qualifications, exceptions and assumptions set forth above and the exceptions, qualifications and limitations set forth below, it is our opinion that: (i) the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code; (ii) no gain or loss will be recognized by MidWestOne or ISBF as a result of the Merger; and (iii) no gain or loss will be recognized by the shareholders of MidWestOne who exchange all their MidWestOne common stock solely for ISBF common stock pursuant to the Merger, except that gain or loss will be recognized with respect to any cash received in lieu of fractional shares.

In addition, we have participated in the preparation of the discussion set forth in the section entitled “Material United States Federal Income Tax Consequences of the Merger” in the Registration Statement. In our opinion, such discussion, insofar as it summarizes United States federal income tax law, is accurate in all material respects.

We express no opinion as to the tax treatment of the Merger under the provisions of any other sections of the Code or under any state, local or foreign tax laws which also may be applicable thereto or as to any other party in the Merger, nor do we express any opinion as to non-tax issues such as corporate law or securities law matters. In addition, we express no opinion as to the tax treatment of any conditions existing at the time of, or effects resulting from, transactions which are not specifically addressed herein. We express no opinion as to whether the above discussion addresses all of the United States federal income tax consequences of the Merger that may be applicable to ISBF.

The opinions stated herein represent our legal judgment as to the described federal income tax consequences of the Merger. Our opinion is based upon the Code, the Income Tax Regulations promulgated thereunder, and administrative and judicial determinations, all of which are subject to change either prospectively or retroactively, and our knowledge of the facts as of the date hereof. If either (i) the relevant facts at the time of closing differ from those represented or stated to us or reflected by the Documents, (ii) the Merger is completed under terms not contained in the Agreement, (iii) our assumptions prove to be untrue, or (iv) the existing authorities are modified by legislative, administrative or judicial action, our conclusions may differ and this opinion may not be relied upon. In such event, we do not assume any responsibility to provide a revised opinion or other advice, and we assume no duty to communicate with you with respect to any matter that comes to our attention hereafter.

BARACK FERRAZZANO KIRSCHBAUM & NAGELBERG LLP

ISB Financial Corp.

                    , 2007

You should be aware that no ruling has been sought or obtained from the Internal Revenue Service (the “Service”) as to the federal income tax consequences of any aspect of the Merger and that our opinion is not binding on the Service. You should also be aware that there can be no assurance, and none is hereby given, that the Service will not take a position contrary to the position reflected in the foregoing opinion, or that our opinion will be upheld by the courts if challenged by the Service.

We are furnishing this opinion to you solely for your benefit in connection with the transactions contemplated by the Agreement. This opinion may not be relied upon by any other party without our prior written consent, nor may it be used, circulated, quoted or otherwise referred to for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

BARACK FERRAZZANO KIRSCHBAUM & NAGELBERG LLP